Eilenberg Krause & Paul LLP

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NEW YORK, NEW YORK 10017

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October 17, 2007

Applied NeuroSolutions, Inc.
50 Lakeview Parkway, Suite 111
Vernon Hills, IL 60061

Re: Registration Statement on Form SB-2 Relating to 29,538,988 shares of Common Stock

Ladies and Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement (the “Registration Statement”), relating to up to 29,538,988 shares (including 7,436,786 shares that may be acquired upon exercise of certain warrants) of common stock, par value $.0025 per share (“Common Stock”), of Applied NeuroSolutions, Inc. (the “Company”) that the Registration Statement contemplates will be sold by certain selling security holders.

We have reviewed copies of the Amended and Restated Certificate of Incorporation of the Company, the By-laws of the Company (as amended), the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth. As to certain questions of fact material to our opinion, we have relied upon certificates of public officials.

  Based upon and subject to the foregoing, we are of the opinion that the 29,538,988 shares (including 7,436,786 shares that may be acquired upon exercise of certain warrants) of Common Stock of the Company that are being offered by the selling security holders have been duly authorized and are, or upon proper exercise of the warrants in accordance with their terms, will be, validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Eilenberg Krause& Paul LLP
Eilenberg Krause& Paul LLP